Exhibit 5.1

October 22, 2013

Identive Group, Inc.

1900 Carnegie Avenue, Building B

Santa Ana, California 92705

Re:	Identive Group, Inc. - Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Identive Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of 4,945,353 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which are issuable upon the exercise of warrants issued pursuant to that certain Agreement and Plan of Merger, dated as of December 10, 2008, by and among the Company, Deer Acquisition, Inc., a California corporation and wholly-owned subsidiary of the Company, Hart Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, and Hirsch Electronics Corporation (the “Warrant Shares”).

In connection with this opinion, we have examined and relied upon: (i) the Registration Statement and the prospectus contained therein; (ii) the Fourth Amended and Restated Certificate of Incorporation of the Company, as amended to date; (iii) the Amended and Restated By-laws of the Company, as amended to date; (iv) the resolutions of the Company’s Board of Directors authorizing the issuance of the securities subject to the Registration Statement, together with certain related matters; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

Based upon the foregoing, we are of the opinion that the Warrant Shares have been duly authorized and, upon issuance in accordance with the terms of the warrants and any applicable agreements including receipt of the consideration contemplated thereby, will be validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited solely to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the forgoing) and we express no opinion as to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA PIPER LLP (US)